Exhibit 99

For release:  Immediately

Contact:  Steve Frankel / Meaghan Repko

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

SEQUA ANNOUNCES CHANGES IN BOARD OF DIRECTORS

Mark Alexander and Gerald S. Gutterman Expected to be Elected to the Board

NEW YORK—May 1, 2007 --Sequa Corporation (NYSE: SQAA/SQAB) announced today that representatives of the estate of the late Norman Alexander, Sequa’s founder, informed the Company that they expect to nominate and elect Mark Alexander and Gerald S. Gutterman to the Board of Directors at the upcoming Annual Shareholder Meeting on Thursday, May 3, 2007.  These elections follow the resignations of Gerald Tsai, Jr. and Stanley Zax from the Board.

“On behalf of the entire Board of Directors and management team, I want to thank Jerry Tsai for his contribution to our Board of Directors for over 30 years,” said Martin Weinstein, Sequa’s Chief Executive Officer.  “He has provided the highest quality counsel and insight. He was Norman’s close friend and business associate, and his presence will be missed.  In addition, I would also like to thank Stanley Zax for his service.  I also want to welcome Mark Alexander and Gerry Gutterman to the Board.  We look forward to working with them as we move the company forward.”

“I look forward to working with Mark, Gerry and the rest of the Board to continue to create value for stockholders,” said Weinstein.  “We are focusing our resources on our core business units and seeking to enhance profitability through strategic acquisitions.”

Mr. Tsai had been a director of Sequa since 1976 and was a member of the executive committee.  He is presently a private investor and has held numerous senior executive positions throughout his career, including chairman of Delta Life Corporation and Primerica Corporation.

Mr. Zax had been a director of Sequa since 2007.  He previously served as vice president, general counsel and secretary of Hilton Hotels. In 1973 he was named President and Chief Executive Officer of Great American Insurance Company.  He joined Zenith National Insurance as Chairman in 1977 and was named President and Chief Executive Officer in 1978.

Mark A. Alexander, M.D. serves as Director of Corporate Strategy-Welfare & Environmental at Ampacet Corporation. Since 1989, Dr. Alexander has served on the Board of Directors of Ampacet Corporation. From 1986 until 2001, Dr. Alexander was employed by Metropolitan Life Insurance Company, where he served as Vice President of Medical Underwriting. Dr. Alexander is 57 years old.

Gerald S. Gutterman served as Chief Financial Officer of the Company from 1975 until 1999.  At the time of his retirement from the Company, Mr. Gutterman also held the title of Executive Vice President of Finance and Administration.  From his retirement in 1999 until June 2003, Mr. Gutterman served as a consultant to the Company. Mr. Gutterman currently serves as the Vice Chair, Chapter Chair and Counselor at the Westchester, New York, chapter of SCORE (Service Corps of Retired Executives). Mr. Gutterman is 78 years old.

About Sequa

Sequa Corporation is a diversified manufacturer with operations organized around six segments: aerospace, automotive, metal coating, specialty chemical, industrial machinery, and other products. For additional information visit www.sequa.com.

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Note: This press release may include forward-looking statements that are subject to risks and uncertainties. A number of factors, including political, currency, regulatory and competitive and technological developments, could result in material differences between actual results and those outlined in any forward-looking statements. For additional information, see the comments included in Sequa's filings with the Securities and Exchange Commission.